================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

           Filed by the Registrant [X]

           Filed by a Party other than the Registrant [ ]

           Check the appropriate box:

           [ ]  Preliminary Proxy Statement

           [ ]  Confidential, for Use of the Commission Only
                (as permitted by Rule 14a-6(e)(2))

           [X]  Definitive Proxy Statement

           [ ]  Definitive Additional Materials

           [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or
                   Rule 14a-12

                                 INCONTROL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [X]  No Fee Required

  [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

                            CALCULATION OF FILING FEE

===========================================================================================================================
                                                          PER UNIT PRICE OR OTHER
                                                            UNDERLYING VALUE OF           PROPOSED
    TITLE OF EACH CLASS OF       AGGREGATE NUMBER OF        TRANSACTION COMPUTED           MAXIMUM
      SECURITIES TO WHICH        SECURITIES TO WHICH        PURSUANT TO EXCHANGE     AGGREGATE VALUE OF
     TRANSACTION APPLIES:        TRANSACTION APPLIES:          ACT RULE 0-11:           TRANSACTION:       TOTAL FEE PAID
---------------------------------------------------------------------------------------------------------------------------

===========================================================================================================================

      [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------
      [ ] Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

--------------------------------------------------------------------------------
      (1) Amount Previously Paid:

--------------------------------------------------------------------------------
      (2) Form, Schedule, or Registration Statement no.:

--------------------------------------------------------------------------------
      (3) Filing Party:

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      (4) Date Filed:

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

                                [INCONTROL LOGO]
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      TO BE HELD THURSDAY, APRIL 30, 1998

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of InControl, Inc., a Delaware corporation (the "Company"), will be held at the Hyatt Regency Bellevue, 900 Bellevue Way Northeast, Bellevue, Washington, at 8:30 a.m., local time, on Thursday, April 30, 1998, for the following purposes:

     (1) To elect two directors of the Company.

     (2) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on March 13, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     All stockholders are cordially invited to attend the Annual Meeting in person.

     To ensure representation at the Annual Meeting, stockholders are urged to mark, sign, date and return the enclosed Proxy as promptly as possible, even if they plan to attend the Annual Meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for this purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a Proxy if the Proxy is revoked in the manner set forth in the accompanying Proxy Statement.

                                          By order of the Board of Directors

                                          /s/ DONALD F. SEATON III
                                          Donald F. Seaton III
                                          Vice President, Finance, Chief
                                          Financial Officer
                                          and Secretary
Redmond, Washington
March 27, 1998

                                INCONTROL, INC.
                            ------------------------
                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of InControl, Inc. (the "Company" or "InControl") of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Hyatt Regency Bellevue, 900 Bellevue Way Northeast, Bellevue, Washington, at 8:30 a.m., local time, on Thursday, April 30, 1998, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The principal executive offices of the Company are located at 6675 185th Avenue N.E., Redmond, Washington 98052. It is expected that this Proxy Statement and accompanying form of proxy will be mailed to stockholders on or about March 27, 1998.

RECORD DATE AND OUTSTANDING SHARES

     Holders of record of the Company's common stock (the "Common Stock") at the close of business on March 13, 1998 are entitled to notice of and to vote at the Annual Meeting. On that date there were 18,814,915 shares of Common Stock outstanding.

REVOCABILITY OF PROXIES

     Shares represented at the Annual Meeting by properly executed proxies in the accompanying form will be voted at the Annual Meeting and, where the stockholder giving the proxy specifies a choice, the proxy will be voted in accordance with the specification so made. A proxy given for use at the Annual Meeting may be revoked by the stockholder giving the proxy at any time prior to the exercise of the powers conferred thereby. A proxy may be revoked either by
(i) filing with the Secretary of the Company prior to the Annual Meeting, at the Company's principal executive offices, either a written revocation or a duly executed proxy bearing a later date or (ii) attending the Annual Meeting and voting in person, regardless of whether a proxy has previously been given. Presence at the Annual Meeting will not revoke the stockholder's proxy unless such stockholder votes in person.

QUORUM AND VOTING

     Holders of Common Stock will be entitled to one vote per share. Holders of Common Stock are not entitled to cumulative voting rights in the election of directors. Action may be taken on a matter submitted to stockholders at the Annual Meeting only if a quorum exists. A majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of the stockholders.

     The two nominees for election as directors who receive the greatest number of votes, present in person or by proxy, at the Annual Meeting will be elected directors. Abstentions from voting on the election of directors will have no impact on the outcome because no vote has been cast in favor of any nominee. There can be no broker nonvotes on this matter since brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to the election of a director.

SOLICITATION OF PROXIES

     Proxies will be solicited by certain of the Company's directors, officers and regular employees, without payment of any additional compensation to them. Proxies will be solicited by personal interview, mail and telephone. Any costs relating to such solicitation of proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares of Common Stock for their expenses in forwarding solicitation materials to such beneficial owners.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, two directors are to be elected to hold office for a term of three years until 2001, and in each case until his successor shall be elected and shall qualify. The Board of Directors has no reason to believe that either of the nominees listed below will be unable to serve as a director. If, however, either nominee becomes unavailable, the proxies will have discretionary authority to vote for a substitute nominee.

     Unless authority to do so is withheld, the persons named as proxies in the accompanying proxy will vote FOR the election of the nominees listed below.

NOMINEES

     ALAN D. FRAZIER (age 46). Mr. Frazier has been a Director of the Company since 1991 and is founder and managing partner of Frazier & Company, a healthcare focused venture capital firm. Previously, he was Executive Vice President, Chief Financial Officer and Treasurer of Immunex Corporation, a biopharmaceutical company. Mr. Frazier is currently a director of IVI Publishing, Inc., a health and medical publishing company, Integrated Medical Resources, Inc., a medical management services company and NeoPath, Inc., a medical testing device company. He also serves on the board of trustees of the Fred Hutchinson Cancer Research Center. Mr. Frazier holds a B.A. in Economics from the University of Washington.

     KURT C. WHEELER (age 44). Mr. Wheeler is President, Chief Executive Officer and Chairman of the Board of the Company. He co-founded the Company in 1990 and has served as the Company's President and Chief Executive Officer and as a director since that time. Mr. Wheeler became a full-time employee of the Company in 1992. From 1989 to 1992, he was a principal with the Mayfield Fund, a venture capital fund. Mr. Wheeler has been involved in the early-stage development of four biotechnology companies and previously was employed by Eli Lilly & Company, a pharmaceutical company. Mr. Wheeler currently is a director of Heartstream, Inc., a medical device company. Mr. Wheeler holds a B.A. from Brigham Young University and an M.B.A. from Northwestern University's Kellogg School.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES.

CONTINUING DIRECTORS -- TERM EXPIRES 1999

     MARK B. KNUDSON, PH.D. (age 49). Dr. Knudson has been a Director of the Company since 1991. Since 1989, Dr. Knudson has been a limited partner of Medical Innovation Fund and Medical Innovation Fund II and general partner of Medical Innovation Fund II. Dr. Knudson currently is a director of Heartstream, Inc., Integ Incorporated and Diametrics Medical, Inc., all of which are medical device companies. Dr. Knudson holds a B.S. from Pacific Lutheran University and a Ph.D. in Physiology and Pharmacology from Washington State University.

     DONALD C. HARRISON, M.D. (age 63). Dr. Harrison has been a Director of the Company since 1996. He has been Professor of Medicine and Cardiology and Senior Vice President and Provost for Health Affairs, University of Cincinnati, since 1986. Dr. Harrison is currently a director of Vesta, Inc. He is a past President of the American Heart Association and was Chief of Cardiology at Stanford University School of Medicine. Dr. Harrison holds a B.S. in Chemistry from Birmingham Southern College and an M.D. from the University of Alabama School of Medicine.

CONTINUING DIRECTOR -- TERM EXPIRES 2000

     MICHAEL J. LEVINTHAL (age 43). Mr. Levinthal has been a Director of the Company since 1990 and a General Partner of several Mayfield Fund partnerships since 1983. Mr. Levinthal currently is a director of Heartstream, Inc. and Focal, Inc., a medical supplies company. Mr. Levinthal holds a B.S. and an M.S. in Engineering and an M.B.A. from Stanford University.

COMPENSATION OF DIRECTORS

     All directors of the Company hold office for staggered three-year terms or until their successors have been elected and qualified. Nonemployee directors receive a quarterly $2,000 retainer. In addition, nonemployee directors receive $1,000 for each Board meeting and committee meeting attended.

     The Company's 1996 Stock Option Plan for Nonemployee Directors (the "1996 Director Plan") was adopted at the Company's 1996 Annual Meeting of Stockholders and amended and restated by the Board of Directors in September 1996 and on August 5, 1997. Each nonemployee director serving at the time of approval of the 1996 Director Plan received, upon adoption by the stockholders of the 1996 Director Plan, an option to purchase 20,000 shares of Common Stock. Currently, the 1996 Director Plan provides that (i) each new nonemployee director will receive, upon election to the Board of Directors, an initial option grant to purchase 30,000 shares of Common Stock (an "Initial Grant") and (ii) after each Annual Meeting of Stockholders, each nonemployee director will receive an option to purchase 10,000 shares of Common Stock (an "Annual Grant"), with the exception of nonemployee directors initially elected to the Board of Directors at such Annual Meeting who shall have received an Initial Grant in connection with their election. The 1996 Director Plan provides that, in addition to Initial Grants and Annual Grants, nonemployee directors are eligible to receive, during any fiscal year, additional options to purchase in the aggregate no more than 15,000 shares of Common Stock.

     All options granted under the 1996 Director Plan vest upon the optionee's continued service as a director in three equal annual installments, beginning one year after the date of grant. Each option granted under the 1996 Director Plan has a 10-year term. Options may be exercised within three months after termination of a director's service with the Company (but not after the expiration date of the option) or 12 months after the director's death.

INFORMATION ON COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     The Company's Board of Directors has established a Compensation Committee, an Audit Committee and a Nominating and Organization Committee.

     The Compensation Committee establishes salaries, incentives and other forms of compensation for directors, officers and other key employees of the Company, administers the 1990 Option Plan and recommends policies relating to benefit plans. The Compensation Committee currently consists of Drs. Harrison and Knudson. There were three Compensation Committee meetings in 1997.

     The Audit Committee reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. The Audit Committee currently consists of Messrs. Frazier and Levinthal. There were three Audit Committee meetings in 1997.

     The Nominating and Organization Committee makes recommendations to the Board of Directors concerning the desired qualifications of prospective candidates to fill vacancies on the Board of Directors and to serve as officers of the Company. The Nominating and Organization Committee currently consists of Mr. Wheeler and Dr. Harrison. There was one Nominating Committee meeting in 1997. Stockholders may nominate candidates for director when such candidate is nominated in compliance with the rules set forth in the Company's Amended and Restated Bylaws.

     In 1997, there were seven meetings of the Board of Directors. Each board member attended at least 75% of the meetings of the Board and each Committee of which he was a member.

                               EXECUTIVE OFFICERS

     The executive officers of the Company, and their ages as of December 31, 1997, are as follows:

             NAME                AGE                        POSITION                       OFFICER SINCE
             ----                ---                        --------                       -------------
Kurt C. Wheeler................  44    President, Chief Executive Officer and Chairman of      1990
                                       the Board
John M. Adams..................  51    Executive Vice President, Engineering and Chief         1990
                                       Technical Officer
Jerry C. Griffin, M.D..........  53    Executive Vice President, Medical Affairs               1992
Clifton A. Alferness...........  50    Vice President, Research                                1990
Gregory M. Ayers,
  M.D., Ph.D...................  35    Vice President, Clinical Affairs                        1996
John Michael Cleary............  39    Vice President, Worldwide Marketing and U.S. Sales      1996
Phillip D. Foshee, Jr..........  41    Vice President, Design Engineering                      1997
Robert A. Garee................  44    Vice President, Worldwide Operations                    1996
Richard O. Gray, Jr............  51    Vice President, Intellectual Property                   1994
Michel E.J. Lussier............  41    Vice President, General Manager of European             1994
                                       Operations
Donald F. Seaton III...........  40    Vice President, Finance, Chief Financial Officer        1994
                                       and Secretary

     For a biographical summary of Mr. Wheeler, see "Election of Directors -- Nominees."

     JOHN M. ADAMS, co-founder, Executive Vice President, Engineering and Chief Technical Officer, joined InControl in 1990. From 1978 to 1990, Mr. Adams was Vice President of Research and Development of Physio-Control Corporation, a medical electronics company and subsidiary of Eli Lilly & Company, a pharmaceutical company. Mr. Adams holds a B.S. in Electrical Engineering from the University of Minnesota.

     JERRY C. GRIFFIN, M.D., Executive Vice President, Medical Affairs, joined InControl in 1992. Dr. Griffin heads InControl's Scientific Advisory Board. From 1984 to 1992, Dr. Griffin was employed by the University of California, San Francisco, where he most recently was Professor of Medicine. Dr. Griffin holds a B.S. from the University of Southern Mississippi and an M.D. from the University of Mississippi.

     CLIFTON A. ALFERNESS, co-founder and Vice President, Research, joined InControl in 1990. From 1989 to 1990, Mr. Alferness was a research scientist at Duke University Medical Center, Basic Arrhythmia Laboratory. From 1975 to 1989, he served as Director of Research at Physio-Control Corporation. Mr. Alferness holds a B.S. in Electrical Engineering from South Dakota School of Mines.

     GREGORY M. AYERS, M.D., PH.D., Vice President, Clinical Affairs, joined InControl in 1992, and was appointed to his current position in 1996. From 1989 to 1992, he served as a post-doctorate research assistant at Indiana University. He holds a B.S. in Engineering and a Ph.D. in Biomedical Engineering from Purdue University and an M.D. from Indiana University.

     JOHN MICHAEL (SEAN) CLEARY, Vice President, Worldwide Marketing and U.S. Sales, joined InControl in 1996. From 1994 to 1996, he served as Regional Manager for Cardiac Pacemakers, Inc., a division of Guidant Corporation, a medical device company. From 1993 to 1994, Mr. Cleary served as Business Development Manager for the Medical Devices and Diagnostic Division of Eli Lilly & Company. From 1987 to 1993, he served as Sales Representative, Marketing Manager, and Financial Analyst for Cardiac Pacemakers, Inc., which was then a subsidiary of Eli Lilly & Company. Mr. Cleary holds a B.S. in Industrial and Operations Engineering and an M.B.A. from the University of Michigan.

     PHILLIP D. FOSHEE, JR., Vice President, Design Engineering, joined InControl in 1991. From 1990 until 1991, Mr. Foshee was a Principal Engineer for Intermedics, Inc., a medical device company. From 1984 until 1990, he served as manager of Integrated Circuit Development for Integrated Logic Inc., an integrated circuit technology company. Mr. Foshee holds a B.S. in Electrical Engineering and an M.S. in Electrical Engineering from Auburn University.

     ROBERT A. GAREE, Vice President, Worldwide Operations, joined InControl in 1996. From 1990 to 1996, he was employed by Schneider (USA), Inc., a division of Pfizer Inc., a research-based health care company. From 1990 to 1995, Mr. Garee served as Director of Operation for the Cardiology and Peripheral Divisions of Schneider (USA). From 1995 to 1996, he served as New Product Program Director for its stent graft business. He holds a B.S. in Chemistry from the State University of New York, Albany.

     RICHARD O. GRAY, JR., Vice President, Intellectual Property, joined InControl in 1994. From 1989 to 1994, Mr. Gray was a partner at the law firm of Foley & Lardner, Chicago, Illinois, specializing in patent matters. Mr. Gray holds a B.S. from Purdue University and a J.D. from Loyola University of Chicago Law School.

     MICHEL E.J. LUSSIER Vice President, General Manager of European Operations, joined InControl in 1994. From 1980 to 1994, Mr. Lussier was employed by Medtronic, Inc. ("Medtronic"), a medical electronics company. From 1990 to 1994, he served as Medtronic's European Business Director, Cardiac Pacing. Mr. Lussier holds a B.S. in Electrical Engineering and an M.S. in Biomedical Engineering from the University of Montreal and an M.B.A. from the European Institute of Business Administration -- INSEAD.

     DONALD (GUY) F. SEATON III, Vice President, Finance, Chief Financial Officer and Secretary, joined InControl in 1994. From 1993 to 1994, Mr. Seaton was employed by Interpoint Corporation, a microelectronics company, where he most recently served as Vice President of Business Development and Administration. From 1990 to 1992, Mr. Seaton was employed by International Rectifier Corporation, a semiconductor manufacturer, where he served as Vice President, Finance and Administration. He holds a B.A. from Stanford University and an M.B.A. from the University of Chicago.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following table sets forth certain information as to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers during the years ended December 31, 1997, 1996 and 1995 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                 ANNUAL COMPENSATION              AWARDS
                                         -----------------------------------   ------------
                                                                OTHER ANNUAL    SECURITIES     ALL OTHER
            NAME AND                                            COMPENSATION    UNDERLYING    COMPENSATION
       PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)       ($)         OPTIONS(#)        ($)
--------------------------------  ----   ---------   --------   ------------   ------------   ------------
Kurt C. Wheeler(1)..............  1997   $355,000    $36,210      $12,000         55,000        $ 16,800(2)
  President and Chief             1996    347,500                  36,000          4,500         107,255
  Executive Officer               1995    302,750                  32,000        100,000          21,300
Jerry C. Griffin, M.D...........  1997    290,655     20,655                      35,469
  Exec. Vice President,           1996    265,000                                  4,500          86,650
  Medical Affairs                 1995    236,750                                 60,000          14,723
John M. Adams...................  1997    250,000     19,125                      35,469
  Exec. Vice President,
     Engineering                  1996    233,750                                  4,500          63,200
  and Chief Technical Officer     1995    173,749                                 60,000
Richard O. Gray, Jr.............  1997    229,327     17,213                      22,734
  Vice President,                 1996    225,077                                  4,500          62,808
  Intellectual Property           1995    206,000                                 30,000          45,000
Michel E. Lussier...............  1997    209,375     16,731                      22,734          34,519(3)
  Vice President, General
     Manager                      1996    240,419                                  4,500          37,185
  of European Operations          1995    250,009                                 30,000          41,172

---------------
(1) Other Annual Compensation amounts represent compensation paid under an employment contract. See "-- Employment Agreement; Change in Control Arrangements -- Employment Agreements."

(2) For Mr. Wheeler, the amount represents a $4,800 automobile expense paid under his employment contract and a $12,000 housing allowance.

(3) For Mr. Lussier, the 1997 amount represents car lease payments of $12,619, housing allowances of $14,400 and contributions to a pension plan of $7,500.

OPTION GRANTS

     The following table sets forth certain information regarding options granted during the year ended December 31, 1997 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS                                  POTENTIAL REALIZABLE
-------------------------------------------------------------------------------     VALUE AT ASSUMED
                            NUMBER OF     PERCENT OF                              ANNUAL RATES OF STOCK
                            SECURITIES   TOTAL OPTIONS                             PRICE APPRECIATION
                            UNDERLYING    GRANTED TO     EXERCISE                  FOR OPTION TERM(3)
                             OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   ---------------------
           NAME             GRANTED(#)    FISCAL YEAR    ($/SH)(1)    DATE(2)       5%($)      10%($)
--------------------------  ----------   -------------   ---------   ----------   ---------   ---------
Kurt C. Wheeler...........    55,000         5.7%         $7.625      01/16/07    $243,743    $668,376
Jerry C. Griffin, M.D.....    30,000         3.1%          7.625      01/16/07     143,860     364,569
                               5,469            *          9.500      08/05/07      32,675      82,804
John M. Adams.............    30,000         3.1%          7.625      01/16/07     143,860     364,569
                               5,469            *          9.500      08/05/07      32,675      82,804
Richard O. Gray, Jr.......    20,000         2.1%          7.625      01/16/07      95,906     243,046
                               2,734            *          9.500      08/05/07      16,334      41,394
Michel E. Lussier.........    20,000         2.1%          7.625      01/16/07      95,906     243,046
                               2,734            *          9.500      08/05/07      16,334      41,394

---------------
 *  Less than 1%

(1) The option exercise price is equal to the estimated fair market value of the underlying Common Stock on the date of grant, as determined by the Board of Directors.

(2) Provided the holder remains employed by the Company, one quarter of the options vest each year from the date of grant, becoming fully exercisable four years from the date of grant. The options terminate 10 years from the date of grant.

(3) Future value of current year grants assuming appreciation of 5% and 10% per year over the 10-year option period. The actual value realized may be greater or less than the potential realizable values set forth in the table.

OPTION EXERCISES AND YEAR-END OPTION VALUES

     None of the named executive officers exercised options during the year ended December 31, 1997. The following table sets forth certain information regarding options held as of the end of such year by each of the named executive officers.

                         FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                      OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                                   DECEMBER 31, 1997(#)         DECEMBER 31, 1997($)(1)
                                                ---------------------------   ---------------------------
                     NAME                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------------  -----------   -------------   -----------   -------------
Kurt C. Wheeler...............................    63,810         95,690           $0             $0
Jerry C. Griffin, M.D.........................    48,394         91,575           $0             $0
John M. Adams.................................    31,728         68,241           $0             $0
Richard O. Gray, Jr...........................    16,520         40,714           $0             $0
Michel E. Lussier.............................    99,853         57,381           $0             $0

---------------
(1) Calculated based on the difference between the option exercise price and the estimated fair market value of the Common Stock at December 31, 1997.

EMPLOYMENT AGREEMENT; CHANGE IN CONTROL ARRANGEMENTS

     Employment Agreements. Kurt C. Wheeler, President and Chief Executive Officer of the Company, is party to an Executive Employment Agreement with the Company dated as of April 1, 1995, as amended by the First Amendment to Executive Employment Agreement, dated September 30, 1996, and the Second Amendment to Executive Employment Agreement, dated September 1, 1997 (as amended, the "Employment Agreement"). The Employment Agreement provides that Mr. Wheeler is entitled to receive an annual base salary of $325,000, with increases to be considered by the Board of Directors annually. Pursuant to the Employment Agreement, Mr. Wheeler receives a monthly automobile allowance of $400, which allowance is reviewed annually by the Board of Directors, and received a monthly housing allowance of $3,000 until April 1, 1997. In addition, pursuant to the Employment Agreement, Mr. Wheeler is entitled to receive loans not to exceed $816,041.93, consisting of a lump-sum loan in the amount of $500,000 for relocation and monthly loans in the amount of $5,000, in the aggregate not to exceed $316,041.93, for as long as Mr. Wheeler remains an employee. As of December 31, 1997, an aggregate of $801,402.00 had been loaned to Mr. Wheeler under these arrangements. Interest on the loans is set at 4.94% per annum, or the minimum interest necessary to prevent each loan from being classified as a "below market loan" under Section 7872 of the Internal Revenue Code of 1986, as amended (the "Code"), but not to exceed 8% per annum. The principal amount and accrued interest on the loans is due upon the earliest of (i) termination of the Employment Agreement by the Company for cause or by Mr. Wheeler, (ii) six months after the aggregate value of all securities of the Company then held by Mr. Wheeler exceeds $4,000,000 for a period of 90 consecutive calendar days, so long as Mr. Wheeler is permitted to freely sell his shares of Common Stock under applicable securities laws, (iii) nine months after a merger, reorganization or sale of substantially all the assets of the Company (an "Acquisition") in which Mr. Wheeler receives cash and securities having a value in excess of $4,000,000 and the securities received, if any, are publicly traded, and (iv) upon termination of the Employment Agreement due to Mr. Wheeler's death or disability. If any of the events described in clauses (ii) - (iv) do not occur on or before September 1, 1998, or in any event upon the occurrence of an Acquisition in which Mr. Wheeler does not receive cash and securities having a value in excess of $4,000,000, the principal, but not the accrued interest on the loans, will be forgiven, and the Company will compensate Mr. Wheeler for any federal income tax associated with such forgiveness. In conjunction with these loans and $264,875 in loans relating to the acceleration and exercise of options in connection with the Company's initial public offering, Mr. Wheeler executed promissory notes in favor of the Company and pledged 88,312 shares of Common Stock as collateral therefor.

     Michel E. Lussier, Vice President, General Manager of European Operations for the Company, is also party to an employment agreement with the Company dated as of August 17, 1994. Pursuant to this agreement, Mr. Lussier is entitled to receive a guaranteed net after-tax annual base salary of $120,000 paid in local currency. The local currency payments are calculated at a fixed foreign exchange rate through August 1998. Increases in Mr. Lussier's compensation are considered by the Board of Directors annually. Changes in the foreign exchange rate will be considered after four years. In addition, pursuant to this agreement, InControl provides Mr. Lussier with an automobile and relevant automobile expenses, such as taxes, licenses and insurance, at a total monthly cost of approximately $1,052 in 1997 and makes contributions to a pension plan of approximately $7,500 annually. Mr. Lussier also receives a monthly housing allowance of $1,200.

     Change in Control Agreements. In May and September 1996, the Company entered into Senior Management Employment Agreements with each of its executive officers. These agreements provide that upon a "Change in Control" (as defined in the agreements) each such executive will be entitled to receive an annual base salary not less than his salary in effect prior to the Change in Control and an annual bonus at least equal to the average of his annual bonuses for the three years prior to the Change in Control. In addition, each such executive will be entitled to insurance coverage and other employee benefits no less favorable than the Company's benefits in effect prior to the Change in Control. If during the two-year period after a Change in Control, the executive officer's employment is terminated by the Company for any reason other than death, disability or "cause" or by the executive for "good reason" (as such terms are defined in the agreements), such executive officer will be entitled to certain additional benefits, including a lump-sum payment equal to two times the sum of
(i) the executive officer's annual salary prior to the Change in Control (or on the date of termination, if such executive officer's salary is higher on such date) and (ii) a percentage of such salary equal to the executive officer's percentage bonus for the year prior to the Change in Control. If no such bonus was paid, or if the bonus cannot be determined, such percentage will be 10%. In addition, any such terminated executive officer will be entitled to payment of an amount sufficient to compensate him for any excise tax, including interest and penalties, imposed under Section 4999 of the Code and to continuation of life insurance, disability, health and dental, and other similar employee benefits for one year following termination. The Senior Management Employment Agreements may be terminated on 60 days' written notice prior to a Change in Control or 30 days' prior written notice once a Change in Control has occurred; provided, however, that the Company will remain liable for any obligations arising prior to such termination.

     Restated 1990 Stock Option Plan. Under the Restated 1990 Stock Option Plan (the "1990 Option Plan"), upon a "change in control" (as defined in the 1990 Option Plan), each outstanding option becomes 100% vested immediately prior to the change in control, unless (i) in the opinion of the Company's independent accountants, such accelerated vesting would render unavailable pooling of interests accounting treatment for the change in control, (ii) such option is assumed or replaced with a comparable option by the successor corporation following the change in control, or (iii) such option is replaced with a cash incentive program that preserves the spread existing at the time of the change in control and provides for payouts in accordance with the option's vesting schedule. Unless assumed by a successor corporation, all options under the 1990 Option Plan terminate upon a change in control. Any options held by an executive officer or other employee of the Company that are assumed or replaced by the successor corporation and do not otherwise accelerate upon a change in control will become 100% vested if, within two years following the change in control, the optionee's employment is terminated, other than termination by the successor corporation for "cause" or by the employee without "good reason" (as such terms are defined in the 1990 Option Plan).

     1996 Stock Option Plan for Nonemployee Directors. Upon a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the Company's stockholders receive cash, stock or other property in exchange for or in connection with their shares of Common Stock, any option granted under the 1996 Director Plan will terminate (with certain exceptions), but the optionee would have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise his or her option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing the salaries of the Company's executive officers and making recommendations concerning such salaries to the Board of Directors. In addition, the Committee determines the number and terms of options granted to the Company's executive officers and other employees. The Committee is comprised of two independent nonemployee directors, Drs. Harrison and Knudson. In 1997, the Committee was comprised of Mr. Frazier and Dr. Knudson.

     The medical device industry is highly competitive with respect to recruitment and retention of qualified personnel. In setting compensation policy, the Company continually monitors this environment and works to respond to change and to effect adjustments as required to remain competitive. Within this context, the underlying objectives of the Company's compensation policy are to attract, recruit and retain the best possible executive talent, to motivate those executives to achieve optimum performance for the Company, to link executive, employee and stockholder interests through equity-based plans and to provide compensation that recognizes individual contributions as well as overall progress of the Company toward its goals. The Committee employs independently published surveys of compensation levels at comparable medical device companies to ensure that the Company's compensation practices are comparable to those at such companies.

During the latter part of 1996, the Company retained a compensation consultant to assist the Committee in reviewing and making recommendations to the Company's Board of Directors for updating the Company's compensation policy. The input of the consultant and the resulting adjustments in the Company's compensation policy are reflected in the Committee's decisions with respect to 1997 compensation.

     For 1997, there were three components to the Company's executive compensation: base salary, bonuses tied to performance and the achievement of Company milestones and long-term incentives in the form of stock options.

     Base Salary. The Company, in consultation with the compensation consultant, substituted base salary increases with the institution of the bonus program described below. The compensation of two executive officers, however, was determined to be below industry norms, and, accordingly, their base salaries were increased approximately 7 - 15% above those established in 1996.

     The Company has an employment agreement with Mr. Wheeler, which, among other things, provides for an annual review of his base salary by the Committee. In 1997, in conjunction with its review of the compensation of all of the Company's executives, Mr. Wheeler's base salary was not increased consistent with the Company's determination to substitute increases in base salaries with the institution of a bonus program. See "Executive Compensation -- Employment Agreement; Change in Control Arrangements."

     Bonuses. Bonuses for 1997 were tied to the achievement and timing of Company milestones with discretionary award modifiers based on individual performance. The milestones were based on revenue targets, obtaining the conformite europeenne ("CE") mark for the METRIX System, regulatory approval of TADPOLE in either the United States or Europe and specified engineering milestones connected with new product development. The bonuses relating to the non-revenue milestones were also dependent upon the timing of their achievement. There were three dates specified for each of these milestones, with the earliest date resulting in the full bonus and the two later dates each resulting in a reduction of the bonus. Out of these four milestones, the Company obtained the CE mark on the METRIX System by the middle date and regulatory approval in Europe of TADPOLE by the earliest date.

     Long-Term Incentives. Stock options are granted periodically under the 1990 Option Plan to provide to the Chief Executive Officer and other named executive officers a long-term incentive opportunity that is directly linked to an increase in stockholder value. Vesting is used to encourage key employees to continue in the employ of the Company, to provide further incentives to enhance stockholder value and to reward key employees for the achievement of certain goals. Historically, the vesting provisions have varied. Generally, options have standard four-year vesting schedules. Certain options, however, have been granted which have vesting schedules providing for acceleration of vesting upon the achievement of certain milestones, such as the first implant of the METRIX device. In 1997, no options with performance-based vesting were granted and no acceleration of vesting occurred with respect to any outstanding options. In connection with its review of compensation policies in late 1996, and in consultation with an independent compensation consultant, the Company amended the 1990 Option Plan to provide that all options granted under the 1990 Option Plan shall vest in equal, annual installments of 25%, becoming fully vested four years from the date of grant. In 1997, the Committee granted options to each of its executives, consistent with the recommendations of an independent compensation consultant, except for a reduction in the recommended grant to the Chief Executive Officer.

     To qualify compensation for deductibility for federal income tax purposes, it is the Company's policy to meet the requirements for exclusion from the limit on deduction imposed by Section 162(m) of the Code by paying performance-based compensation if possible and, with respect to cases in which it is not possible to meet the requirements for exclusion from Section 162(m) of the Code, the Company intends to minimize any award of compensation in excess of the limit.

                                          Compensation Committee

                                          Alan D. Frazier
                                          Donald C. Harrison
                                          Mark B. Knudson

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on shares of the Company's Common Stock with the cumulative total return of the Nasdaq US Stock Market and the Hambrecht & Quist Healthcare Section Excluding Biotechnology Index for the period beginning on September 9, 1994, the first day of trading, and ending on December 31, 1997, the end of the Company's last fiscal year.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                  INCONTROL, INC., NASDAQ US STOCK MARKET AND
       HAMBRECHT & QUIST HEALTHCARE SECTION EXCLUDING BIOTECHNOLOGY INDEX

                                     9/09/94  12/31/94  12/31/95  12/31/96  12/31/97
                                     -------  --------  --------  --------  --------
InControl, Inc                        100.00    93.18    134.09     72.73    53.41
Nasdaq U.S. Stock Market              100.00    98.87    139.82    171.98   211.04
H & Q Healthcare Section Excluding
   Biotechnology Index                100.00   101.32    168.71    187.30   223.21

     Assumes $100 invested in InControl, Inc. Common Stock, the Nasdaq US Stock Market and the Hambrecht & Quist Healthcare Section Excluding Biotechnology Index, with all dividends reinvested. Stock price shown above for the Common Stock is historical and not necessarily indicative of future price performance.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than 10% stockholders are required by Commission regulation to furnish the Company with copies of all
Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no forms were required for those persons, the Company believes that during the 1997 fiscal year all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, other than one late filing relating to one purchase transaction by Donald C. Harrison, a director.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of December 31, 1997, certain information with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to beneficially own more than 5% of the Common Stock, (ii) each director and director nominee of the Company, (iii) each of the Company's named executive officers, and (iv) all directors (including director nominees) and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                              SHARES BENEFICIALLY
                                                                     OWNED
                                                              -------------------
                            NAME                               NUMBER     PERCENT
                            ----                              ---------   -------
Kurt C. Wheeler(1)..........................................    435,720     2.3%
John M. Adams(2)............................................    292,531     1.5%
Jerry C. Griffin, M.D.(3)...................................    231,707     1.2%
Richard O. Gray, Jr.(4).....................................     66,916     *
Michel E. Lussier(5)........................................    109,416     *
Alan D. Frazier(6)..........................................    551,823     2.9%
Mark B. Knudson(7)..........................................    325,559     1.7%
Michael J. Levinthal(8).....................................    989,979     5.3%
Donald C. Harrison(9).......................................     18,833     *
General Electric Pension Trust..............................  1,572,518     8.4%
  303 Summer Street
  Stamford, CT 06904
Warburg, Pincus Counsellors, Inc............................  1,661,909     8.9%
  466 Lexington Avenue
  New York, NY 10017
Zesiger Capital Group, L.L.C. ..............................    947,276     5.0%
  320 Park Avenue
  New York, NY 10022
Mayfield Fund(10)...........................................    953,664     5.1%
  2800 Sand Hill Road
  Menlo Park, CA 94025
All directors and executive officers as a group.............  3,480,169    18.0%
  (14 persons)(11)

---------------
  *  Represents holdings of less than 1%.

 (1) Includes 68,165 shares issuable upon exercise of outstanding options exercisable within 60 days at a weighted average exercise price of $9.50 per share.

 (2) Includes 39,833 shares issuable upon exercise of outstanding options exercisable within 60 days at a weighted average exercise price of $10.86 per share.

 (3) Includes 57,333 shares issuable upon exercise of outstanding options exercisable within 60 days at a weighted average exercise price of $10.21 per share held by Dr. Griffin, together with 4,234 shares held by a trust over which Dr. Griffin maintains investment discretion.

 (4) Includes 21,916 shares issuable upon exercise of outstanding options exercisable within 60 days at a weighted average exercise price of $10.65 per share. Also includes 6,250 shares subject to repurchase by the Company upon termination of Mr. Gray's relationship with the Company, which number declines over time.

 (5) Represents 109,416 shares issuable upon exercise of outstanding options exercisable within 60 days at a weighted average exercise price of $8.73 per share.

 (6) Represents 3,780 shares, together with 16,666 shares issuable upon exercise of outstanding options that are fully vested at an exercise price of $12.70 per share, held by Alan D. Frazier; 230,186 shares together with 66,886 shares issuable upon exercise of an outstanding warrant held by Frazier & Company L.P.; 215,267 shares held by Frazier Healthcare Investments, L.P.; and 18,038 shares held by Frazier Management L.L.C.
     and 1,000 shares held by Frazier & Company, Inc. The general partner of Frazier Healthcare Investments, L.P. is Frazier Healthcare Management, L.P., whose general partner is Frazier & Company, L.P., whose general partner is Frazier Management L.L.C. The managing member of Frazier Management L.L.C. is Frazier & Company, Inc. Alan Frazier is the sole shareholder of Frazier & Company, Inc. Mr. Frazier disclaims beneficial ownership of all 531,377 shares beneficially owned by Frazier Healthcare Investments, L.P., Frazier Management L.L.C. and Frazier & Company, L.P.

 (7) Includes 143 shares, together with 16,666 shares issuable upon exercise of outstanding options exercisable within 60 days at an exercise price of $12.70 per share. Also includes 308,750 shares held by Medical Innovation Fund, of which Dr. Knudson is a special limited partner. Dr. Knudson disclaims beneficial ownership of such shares.

 (8) Includes 1,435 shares, together with 16,666 shares issuable upon exercise of outstanding options exercisable within 60 days at an exercise price of $12.70 per share, held by Mr. Levinthal, and 18,214 shares held in a trust over which Mr. Levinthal maintains investment discretion. Also includes 832,874 shares held by Mayfield VI Investment Partners ("Mayfield VI"), of which Mr. Levinthal is a general partner of the general partner, and 120,790 shares held by Mayfield Medical Partners, of which Mr. Levinthal is a general partner. Mr. Levinthal disclaims beneficial ownership of all such shares held by Mayfield VI and Mayfield Medical Partners.

 (9) Represents 3,000 shares held by Dr. Harrison, together with 15,833 shares issuable upon exercise of outstanding options exercisable within 60 days at a weighted average exercise price of $14.24 per share held by a trust of which Dr. Harrison is a beneficiary and over which Dr. Harrison maintains investment discretion.

(10) Represents 832,874 shares held by Mayfield VI and 120,790 shares held by Mayfield Medical Partners.

(11) Includes an aggregate of 9,531 shares subject to repurchase by the Company upon termination of the holders' relationship with the Company, which number declines over time and 595,121 shares issuable upon exercise of outstanding options exercisable within 60 days at an average weighted exercise price of $9.64 per share. See also footnotes 1-9 above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During January and April 1995, the Company made loans to Messrs. Griffin, Wheeler, Adams and Alferness of $179,000, $167,000, $70,000 and $66,000,
respectively, to pay for the tax liabilities arising from the exercise of stock options during 1994. These loans accrue interest at rates of 7.19% and 6.8% for loans made in January and April, respectively. Interest is due on the anniversary dates of the loans with the balances on these loans originally due on the second anniversary date, which due date was extended so that the balances on the loans were and are due on the third anniversary date. These loans are secured by the pledge of 35,800, 33,400, 14,000 and 13,200 shares of Common Stock, respectively.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Ernst & Young LLP, certified public accountants, to act as independent auditor of the Company for the fiscal year ending December 31, 1998. Ernst & Young LLP has been auditor of the Company since the Company's inception.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from stockholders.

                                 OTHER BUSINESS

     The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Stockholders, and has no present knowledge that any others intend to present business at the Annual Meeting. If, however, other matters requiring the vote of the stockholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended for inclusion in the proxy materials for the Company's 1999 Annual Meeting of Stockholders must be received by the Company no later than November 26, 1998.

     Such proposals should be directed to the Corporate Secretary, InControl, Inc., 6675 185th Avenue N.E., Redmond, Washington 98052.

                          ANNUAL REPORT AND FORM 10-K

     A copy of the Company's Annual Report to Stockholders for 1997, including financial statements, accompanies this Proxy Statement.
                            ------------------------

     A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the Commission, will be furnished without charge to beneficial stockholders or stockholders of record upon request to Investor Relations at the Company's principal executive offices.

PROXY


                                INCONTROL, INC.

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                ANNUAL MEETING OF STOCKHOLDERS -- APRIL 30, 1998

   The undersigned hereby appoint(s) Kurt C. Wheeler and Donald F. Seaton III and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of Common Stock of InControl, Inc. held of record by the undersigned on March 13, 1998 at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Bellevue, 900 Bellevue Way Northeast, Bellevue, Washington, at 8:30 a.m. on Thursday, April 30, 1998, with authority to vote upon the matters listed on the other side of this proxy card and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

              IMPORTANT -- PLEASE DATE AND SIGN ON THE OTHER SIDE.





--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                                                                                   Please mark  [X]
                                                                                                                   your vote as
                                                                                                                   indicated in
                                                                                                                   this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1.

                                                       FOR          WITHHOLD AUTHORITY
                                                  all nominees   to vote for all nominees    I plan to attend the Annual Meeting [ ]
1. ELECTION OF DIRECTORS                               [ ]                  [ ]
   Nominees: Alan D. Frazier and Kurt C. Wheeler

   WITHHOLD FOR THE FOLLOWING ONLY:
   (write the name of the nominee(s)
   in the space below)

   ____________________________________________


                                                                                   SHARES REPRESENTED BY THIS PROXY WILL BE VOTED
                                                                                   AS DIRECTED BY THE STOCKHOLDER IN THE SPACE PRO-
                                                                                   VIDED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL
                                                                                   BE VOTED "FOR ALL NOMINEES" IN ITEM 1.




Signature(s) _______________________________________________________________________________________ Date _________________________
Please sign exactly as your name appears hereon. Attorneys, trustees, executors and other fiduciaries acting in a representative capacity should sign their names and give their titles. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. If your shares are held by two or more persons, each person must sign. Receipt of the notice of meeting and proxy statement is hereby acknowledged.
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